EXHIBIT 2.2
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into as of February 14th, 2011, by and among Hocks.com, Inc., an Ohio corporation (“Company"), Hocks Pharmacy, Inc., an Ohio corporation which is the sole shareholder of Company (“Stockholder"), Dominic J. Bartone, Deborah Bartone and Michael Nardini (“Principals”, or individually a “Principal”), being all of the shareholders of Stockholder, HealthWarehouse.com, Inc., a Delaware corporation (“Parent”), and Hocks Acquistition Corporation, an Ohio corporation which is a wholly-owned subsidiary of Parent (“Sub”).  Each of Company, Stockholder, Principals, Parent  and Sub shall be a “Party” hereto and one or more of such Persons shall be deemed to be “Parties” hereto as the context so requires.

WITNESSETH:

WHEREAS, Company is a corporation recently formed by Stockholder to conduct the virtual internet pharmacy business (including the sale of over-the-counter medicines and medical supplies) (the "Business") previously conducted by Stockholder and its affiliates, and the principal office of Company is located at 535 South Dixie Drive, Vandalia, Ohio 45377 (the "Premises").

WHEREAS, the Boards of Directors of Company, Stockholder, Parent and Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of Sub with and into Company (the "Merger"), subject to the terms and conditions set forth herein;

WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

WHEREAS, the Parties intend that the Merger constitutes a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a “plan of reorganization” within the meaning of the Code;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Article 1.0  Certain Definitions.

1.1           Certain Definitions.  In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

“Adjustment Amount” means an amount (X) by which the consolidated stockholders’ equity of the Company as of December 31, 2010 determined on a pro-forma basis in accordance with GAAP is less than $0.00 (a “Negative Adjustment Amount”), or (Y) by which the consolidated stockholders’ equity of the Company determined on a pro-forma basis in accordance with GAAP is greater than $50,000.00 (a “Positive Adjustment Amount”).

“Agreed Parent Share Valuation” means $3.00 per share.

"Business Day" means any day (except a Saturday or Sunday) during which banks in Cincinnati Ohio are open for business.

“Closing Merger Consideration” means the Closing Stock Consideration.

“Closing Stock Consideration” means 166,667 unregistered shares of Parent Common Stock, valued at the Agreed Parent Share Valuation and having an aggregate agreed value of $500,000.00.

"Damages" shall mean all damages, and includes, without limitation, compensatory damages, consequential damages, punitive damages, liabilities, costs, losses, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action costs, compliance costs, investigation expenses, arbitration expenses, consultant fees, attorneys' and paralegals' fees and expenses, and litigation expenses.

“Environmental Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any federal, state or local administrative order, law, ordinance, statute or principal of common law relating to protection of the environment, health, healthful working conditions and/or reduction of occupational safety and health hazards (“Environmental and Health Laws”).

“GAAP” means United States generally accepted accounting principles consistently applied.

"Governmental Approval" shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, covenant not to sue, release, no further action letter, exemption, decision, action or approval or non-disapproval of a Governmental Authority.

"Governmental Authority" shall mean any federal, state, regional, county, or local person or body having governmental or quasi-governmental authority or a sub-division thereof.

"Legal Requirement" shall mean any treaty, convention, statute, law, regulation, ordinance, Governmental Approval, injunction, judgment, order, consent decree, or other requirement of any Governmental Authority.

“Merger Consideration” means the Closing Merger Consideration, as adjusted by any adjustments required pursuant to Section 2.6 hereof.

“New Parent Shares” means the Closing Stock Consideration and any additional shares of Parent Common Stock issued by Parent to Stockholder pursuant to Section 2.6 hereof.

“Parent Common Stock” means shares of the Parent’s common stock, $0.001 par value per share.

“Tangible Property Transaction” means an asset sale transaction pursuant to which Sub is purchasing the tangible property assets of Stockholder and its affiliates relating to the Business.

“Transaction Tax Costs” mean up to $100,000 in federal income tax amounts actually paid by the Stockholder (i) as a result of (a) the receipt by the Stockholder of the New Parent Shares under this Agreement (but not as a result of any subsequent disposition by Stockholder of such New Parent Shares), or (b) the treatment of the consideration paid in the Tangible Property Transaction as Merger Consideration under this Agreement, and (ii)  pursuant to a notice of deficiency or assessment or other assertion of federal income tax liability received by Stockholder within three (3) years after the Closing Date.

Article 2.0  The Merger.

2.1           The Merger

(a)  Merger of Company and Sub. Subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Ohio (“Ohio Law”), at the Effective Time (as defined in Section 2.2 hereof), Sub shall be merged with and into Company, the separate corporate existence of Sub shall cease, and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes hereafter referred to as the “Surviving Corporation.”

(b)           Effect.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c)  Corporate Documents of Surviving Corporation.  The Articles of Incorporation of the Company, and the Code of Regulations of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

(d)           Directors and Officers.  Except as otherwise determined by Parent prior to the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each of whom shall hold office in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

2.2           Effective Time; Closing.  The closing of the Merger (the “Closing”) will take place simultaneously with the execution and delivery hereof by the parties hereto, at the offices of Kohnen & Patton LLP, 201 East Fifth Street, Suite 800, Cincinnati, Ohio 45202, unless another time or place is mutually agreed upon in writing by Parent and Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit A with the Secretary of State of the State of Ohio (the “Certificate of Merger”), in accordance with the applicable provisions of Ohio Law (the time of the acceptance of such filing by the Secretary of State of the State of Ohio shall be referred to herein as the “Effective Time”).  At or before the Closing, there shall be delivered to the Parties all certificates and other documents and items, as applicable, required to be delivered under the terms hereof, including, without limitation, the following:

(a)           Stockholder shall have surrendered the Company Certificates to Parent as provided in Section 2.7(a) hereof;

(b)           Parent shall have delivered the Merger Consideration to Stockholder as provided in Section 2.7(a) hereof;

(c)           [RESERVED];

(d)           Company shall have delivered its corporate records to Parent as provided in Section 3.1(b) hereof;

(e)           Company shall have delivered certified resolutions to Parent as provided in Section 3.2 hereof;

(f)           Company shall have delivered its Financial Statements to Parent as provided in Section 3.3 hereof;

(g)           Company shall have delivered copies of the Real Property Leases to Parent as provided in Section 3.7 hereof;

(h)           Company shall have delivered copies of the contracts referred to in Section 3.12 to Parent as provided in Section 3.12 hereof;

(i)           Company shall have delivered its banking records to Parent and taken the actions with respect to its bank accounts as provided in Section 3.24 hereof;

(j)           Parent shall have delivered certified resolutions to Company as provided in Section 4.2 hereof; and

(k)           [RESERVED].

2.3           Treatment of Capital Stock.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Sub, Company or Stockholder:

(a)           each share of the common stock, no par value per share, of Sub (the "Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of such shares shall continue to evidence ownership of such shares of the capital stock of the Surviving Corporation; and

(b)           subject to Sections 2.5, 2.6 and 2.7 hereof, all of the shares of the common stock, $1.00 par value per share of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled and become, by operation of law, the right to receive the Merger Consideration (as defined in Section 2.3(c) hereof).

(c)           [RESERVED]

(d)           The New Parent Shares to be received by Stockholder will be “restricted securities” as defined in, and will be subject to restrictions on transferability and resale contained in, Rule 144 of the SEC under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, the holding period provided therein (the "Holding Period").

2.4           Stockholder Rights; Stock Transfers.  At the Effective Time, the holder of the Company Common Stock shall cease to be and shall have no rights as a stockholder of Company, Sub or Parent, other than to receive the Merger Consideration provided under this Article 2.0.  After the Effective Time, there shall be no transfers on the stock transfers books of Company or the Surviving Corporation of shares of Company Common Stock and if certificates evidencing such shares are presented for transfer after the Effective Time, they shall be canceled without the payment of any consideration by the Surviving Corporation or Parent. Stockholder shall become a stockholder of Parent with respect to New Parent Shares upon the date of the issuance thereof.

2.5           Dissenting Shares.  Stockholder has either voted in favor of the Merger or consented thereto in writing in accordance with Ohio Law, and accordingly has waived all appraisal rights which he may have under Ohio Law with respect to the Merger.

2.6           Adjustment to Merger Consideration.

(a)           Parent will prepare a pro-forma balance sheet (the "Closing Balance Sheet") of the Company as of December 31, 2010, including a computation of stockholders' equity as of the December 31, 2010. Parent will deliver the Closing Balance Sheet to Stockholder within  sixty days after the Closing Date. If within thirtydays following delivery of the Closing Balance Sheet, Stockholder has not given Parent notice of his objection to the Closing Balance Sheet (such notice must contain a statement of the basis of Stockholder's objection), then the stockholders' equity reflected in the Closing Balance Sheet will be used in computing the Adjustment Amount. If Stockholder gives such notice of objection, then the issues in dispute will be submitted to Marcum LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Parent and Stockholder will each bear 50% of the fees of the Accountants for such determination.

(b)           On the third Business Day following the final determination of the Adjustment Amount (i) if there is a Negative Adjustment Amount, Stockholder shall pay the amount thereof to Parent in cash in immediately available funds, or (ii) if there is a Positive Adjustment Amount, Parent shall issue to Stockholder additional unregistered shares of Parent Common Stock having an aggregate value, based on the Agreed Parent Share Valuation, equal to such Positive Adjustment Amount.

                                2.7           Exchange Procedures.

(a)           The Exchange.  On the Closing Date, Parent shall, upon the surrender by Stockholder of the certificates representing 100% of the issued and outstanding shares of Company Common Stock (the "Company Certificates") at the Closing Date, deliver the Closing Merger Consideration to Stockholder.

(b)           Non-Surrendered Certificates.  Each outstanding certificate that prior to the Effective Time represented Company Common Stock and that is not surrendered to Parent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to Parent be deemed to evidence only the right to receive the Merger Consideration.

(c)           No Dividends.  No holder of a certificate theretofore representing shares of Company Common Stock shall be entitled to receive any dividends in respect of Parent Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Parent Common Stock. In the event that dividends are declared and paid by Parent in respect of Parent Common Stock after the Effective Time but prior to the holder's surrender of certificates representing shares of Company Common Stock, dividends payable to such holder in respect of shares of Parent Common Stock not then issued shall accrue (without interest).  Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Company Common Stock.

(d)  No Obligation to Deliver Closing Merger Consideration.  Parent shall not be obligated to deliver any Closing Merger Consideration to which the holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent.

2.8           Additional Actions.

(a)           By the Company.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, Company and its proper officers and directors shall be deemed hereby to have granted to the Surviving Corporation an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Company or otherwise to take any and all such action.

(b)           By Stockholder and Its Affiliates.  If, at any time after the Effective Time, Parent or the Surviving Corporation shall reasonably determine that Stockholder, the Principals and/or their Affiliates (other than Company) own rights, properties or assets as of the Effective Time that are necessary to conduct the Business, Stockholder and the Principals shall, and shall cause their Affiliates (including, without limitation, Hocks Pharmacy, Inc. and Hocks Medical Supply, Inc.) to, upon written notice from Parent or the Surviving Corporation, promptly convey such rights, properties or assets to the Surviving Corporation free of Liens and without payment of any additional consideration.

2.9           Attribution to Surviving Corporation.  Notwithstanding anything contained herein to the contrary, the parties agree that to the extent possible, the Surviving Corporation shall be treated as if it, and not the Stockholder, had conducted the Business from and after February 1, 2011 and had owned the assets of Stockholder relating to the conduct of the Business from and after February 1, 2011.

Article 3.0  Representations and Warranties of Company, Stockholder and Principals.  Company, Stockholder and Principals represent and warrant to Parent and Sub as follows:

3.1           Capitalization; Status and Qualification.

(a)           Capitalization  The authorized capital stock of Company consists of 500 shares of Company Common Stock.  As of the date hereof, one (1) share of Company Common Stock is issued and outstanding, owned by Stockholder beneficially and of record. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of any law, regulation or policy of any Governmental Authority, the Company Articles of Incorporation, Code of Regulations, the terms of any agreement to which Company, Stockholder or Principals are a party or are bound or the preemptive rights of any individual, partnership, proprietorship, corporation, limited liability company, joint venture, trust or other similar entity or Governmental Authority or court (a "Person").  There are no Rights authorized, issued or outstanding with respect to the capital stock of Company.  For purposes of this Agreement, "Rights" shall mean any warrants, options, rights, convertible or exchangeable securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or ownership interests.

(b)           Status and Qualification.  Each of Stockholder and Company is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Ohio, has the full power and authority to carry on its business as it is currently being conducted and to own, lease and operate the property and the assets that it now owns, leases and operates and to execute, deliver and perform this Agreement and the transactions contemplated hereby.  Company has qualified as a foreign corporation, is in good standing, has obtained all licenses, permits or other authorizations and has taken all other actions required by or under the laws of all jurisdictions and all governmental regulations where the failure to do so would have a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or prospects of Company ("Material Adverse Effect"). Company has heretofore delivered to Parent true and complete copies of its Articles of Incorporation, Code of Regulations, as amended, as in effect as of the date hereof, and its minute books and stock transfer books.

3.2           Authorization; Approval.  Each Principal is an adult resident of the State of Ohio and a citizen of the United States of America and is legally competent to execute, deliver and perform this Agreement under the laws thereof. Stockholder owns and has an unqualified right to sell and shall transfer to Parent at the Closing upon surrender of its certificates therefor, and Parent will receive good, valid and marketable title to, the Company Common Stock, free and clear of any and all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, adverse claims, restrictions, covenants, title defects or other encumbrances or restrictions of any nature ("Liens").  Other than this Agreement, and upon delivery at the Closing, the Company Common Stock is not, or will not be, subject to any stockholders' agreement or voting trust agreement or understanding, whether in writing or oral, including without limitation, any mortgage, indenture, note, guarantee, lease, license, contract, deed of trust, proxy, purchase, sale or other agreement relating to the Company Common Stock (a "Stock Contract"), including any Stock Contract restricting or otherwise relating to the voting or disposition of the Company Common Stock.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Company have been duly and effectively authorized by all necessary corporate action on the part of the Company and Stockholder. This Agreement is a valid, legally binding and enforceable obligation of Company, Stockholder and Principals, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies subject to the discretion of the court. A certified copy of the resolutions of the Board of Directors of Company and by Stockholder has been delivered to Parent, and such copies are complete and correct and such resolutions are in full force and effect on the date hereof and will be in full force and effect on the Closing Date. By virtue of such resolutions of Stockholder, Stockholder has waived all appraisal rights which he may have under Ohio Law with respect to the Merger. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Company, Stockholder and Principals will not: (i) require the notice or filing with, or approval or consent of any governmental or regulatory body except for the filing of the Certificate of Merger with the Secretary of State of Ohio; (ii) except for necessary corporate approvals by the Parties and except as set forth in Schedule 3.2, require the approval or consent of any other person or entity; (iii) violate any provision of the Company’s or Stockholder’s Articles of Incorporation or Code of Regulations; (iv) assuming the consents specified in Schedule 3.2 are obtained, violate, conflict with or result in a modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance or any adverse claim upon any property or assets of Company or Stockholder, under (a) any statute or law or any judgment, decree, order, award, writ, injunction, regulation or rule of any court, arbitrator or Governmental Authority, or (b) any note, bond, mortgage, indenture, deed of trust, license, lease, instrument, contract, commitment, franchise, permit, understanding, arrangement, agreement or restriction of any kind or character which is not satisfied or extinguished at or prior to the Closing; (v) violate any statute, law or regulation as such statute, law or regulation relates to Stockholder, Company or its Business; or (vi) result in the creation of any adverse claim on Stockholder, Company or any of its property or assets.

3.3           Financial Statements.  Company has delivered to Parent true, complete, accurate and correct copies of Company's audited balance sheets for the years ended June 30, 2010 and 2009, and the related audited statements of income, stockholders’ equity and cash flows for the years then ended, as well as the notes thereto, together with the report thereon of the Company’s independent auditors (the “Financial Statements”). The Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as set forth in the Financial Statements), present fairly the financial condition of the Company as of the indicated dates and the results of operations of the Company for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of the Company. The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or expense or any other income not earned or expense not incurred in the ordinary course of business except as expressly specified therein, and such Financial Statements include all adjustments (including all accruals for unusual or non-recurring items) considered necessary for a fair presentation, and no adjustments or restatements are or will be necessary in respect of any items of an unusual or non-recurring nature, except as expressly specified herein.  Except as described on such Financial Statements there has been no change by Company in any method of accounting or keeping of its books of account or accounting practices for the two-year period ended on June 30, 2010.

3.4           Undisclosed Liabilities.  Except as set forth in Schedule 3.4, the Financial Statements reflect and disclose any and all material indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility of any nature, whether fixed or unfixed, due or to become due, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise of Company.  Except as set forth on Schedule 3.4, Company has no indebtedness, liability, claim, loss, obligation or responsibility of any nature, whether fixed or unfixed, due or to become due, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.  Stockholder and Principals not know and have no reason to know of any basis for the assertion against Company of any liability or obligation not fully reflected in the Financial Statements.

3.5           Absence of Changes.  Except as set forth on Schedule 3.5, since June 30, 2010, there has not been, other than changes in the ordinary course of business or changes resulting from occurrences in the industry or as a result of general economic conditions that in the aggregate have not been material or adverse, (i) any change which would have a Material Adverse Effect on the financial position, results of operations, assets, liabilities, net worth, Business or prospects of Company, or (ii) any other event or condition of any character (whether or not covered by insurance) that has had or will or is likely to have a Material Adverse Effect on the properties, Business or prospects of Company or the financial position, results of operations, or net worth of Company.  Since such date, Company has conducted its business only in the ordinary course and has not acquired or disposed of any material assets (other than inventory acquired or disposed of in the ordinary course of business) or engaged in any material extraordinary transaction.

3.6           Title to Assets.

(a)           Title and Sufficiency.  Except for the assets sold in the Tangible Property Transaction and except as set forth on Schedule 3.6, at the Closing, Company will own and have good and marketable title to all of the properties and assets necessary to conduct the Company’s Business , including, without limitation, those shown on the most recent balance sheet in the Financial Statements, free and clear of restrictions on or conditions to transfer or assignment, liens, pledges, charges, encumbrances, claims, easements, security interests, covenants, title defects or objections or restrictions of any kind, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements, and other title or interest retention arrangements or other Liens, except for Permitted Liens.  "Permitted Liens" means (i) liens shown on the most recent balance sheet in the Financial Statements as securing specified liabilities (with respect to which no default exists), (ii) liens for current taxes not yet due, and (iii) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto or impair the operations of Company and do not preclude or materially adversely affect the continued use of the property to which they relate as used in the operation of the Business of Company as currently conducted.

(b)           Condemnation.  Neither Stockholder nor Company has received any notice from any Governmental Authority having jurisdiction over the Premises or any other office or warehouse locations of Company (the Premises and such other office or warehouse locations being collectively referred to herein as the "Extended Premises") that the Extended Premises are presently the subject of any condemnation, special assessment or similar charge or proceeding, and, to the best knowledge of Company, Stockholder and Principals no such condemnation, special assessment or charge is currently threatened or contemplated.

3.7           Real Property.  Schedule 3.7 sets forth a list and summary description of (i) all of the real property which is used in the Business of Company, including without limitation, all land, buildings and other structures and improvements and fixtures located on such land (collectively, the "Real Property"), and a description of each parcel of such land, and (ii) all leases, subleases or other agreements which allow the use or occupancy of the Real Property, or any portion thereof, or which give or grant any rights therein (collectively, the "Real Property Leases").  All of the Real Property Leases, true and correct copies of which (including all amendments or extensions thereto) have been delivered to Parent, are (X) in effect, and Company is not in default thereunder and neither Company nor Stockholder has received or sent any notice of any default under or with respect to any provision thereof, and (Y) are on a month-to-month basis and are terminable by Company without penalty on not more than 30 days notice.  Except as set forth in Schedule 3.2, there are no approvals or consents of any persons or entities which are required under the Real Property Leases in connection with consummation of the Merger. The Real Property, or the use thereof, does not violate the material provisions of any applicable Environmental and Health Laws, or any trade, criminal, building code, fire, health or safety or other governmental ordinances, orders or regulations and Company is, and Stockholder was,  in material compliance with all applicable laws, regulations, ordinances, orders, rules and restrictions relating to use of the Real Property.  All structures and improvements located on the Real Property are in workable and useable condition and repair (excepting ordinary wear and tear) and are suitable for the uses for which they were intended and are used.  The operations conducted on any of the Real Property, whether now or in the past, do not violate the rights of any Person with respect to such property or with respect to any other property.  Neither Company, Stockholder nor Principals have any knowledge of and have not received any notice in regard to the foregoing and neither Company, Stockholder nor Principals are aware of any state of facts or situation which, with notice or the passage of time or otherwise, would constitute such a violation.

3.8           [RESERVED]

3.9           Intellectual Property.

(a)           Schedule 3.9 contains an accurate and complete list of all (i) registered and unregistered: trademarks, service marks, trade names, corporate names, company names, fictitious business names, assumed names, trade styles, trade dress, logos, and other source or business identifiers (the "Trademarks"); patents; copyrights; proprietary formulas, customer, vendor or supplier lists, technology, Business Know-How (as defined below) and other trade secrets (the "Trade Secrets") used in the Business of Company as currently conducted, and all registrations and recordings thereof, all applications for registration pending therefor, all extensions and renewals thereof, and all proprietary rights therein, in any jurisdiction in which Company operates or does business, (ii) licenses (in and out), permissions, software and other agreements used in the Business of Company, (iii) all websites registered to or used in the Business of Company (including URL, registrar and name of registered owner), and (iv) licenses, permissions, software and other agreements relating to technology, Business Know-How or processes used in the Business of Company, which Company is licensed or authorized to use by others, including customary software licenses ((i) - (iv) above collectively referred to herein as the "Intellectual Property"). "Business Know-How" means all books, records, technology, formulas, know-how recorded on paper or other media in the books and records of Company, quality control records, finished product specifications, packaging supplies specifications, product registrations, records relating to the adoption and use of the Intellectual Property (as defined above), marketing plans, sales records and histories, market research data, promotional advertising and marketing materials, radio, television and Internet commercials, print advertisements, customer lists, label and shipping carton dies, designs, films, photography, mechanical art, color separations, prints, plates, and graphic materials, permits and licenses, and inventory records, used in or necessary to conduct the Business as currently conducted.

(b)           In regard to the Intellectual Property, and except as set forth on Schedule 3.9: (i) the patents, Trademarks and the copyrights are valid, subsisting and enforceable, and the patents, the Trademarks and the copyrights are duly recorded in the name of Company; (ii) the Company has the full right to use the patents, Trademarks, Business Know-How, Trade Secrets and other Intellectual Property used in or necessary to the conduct of the Business of Company as currently conducted; and (iii) the use or other exploitation of all such  Intellectual Property by the Company does not infringe or dilute the rights of any Person.

(c)           Each item of Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens; or (ii) used and authorized for use by the Company pursuant to a license between the Company on the one hand, and the licensors of such Intellectual Property on the other hand, in accordance with the applicable license agreement.

(d)           The Company is not in material violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any Intellectual Property.  Except as set forth on Schedule 3.9, the Company is not obligated to provide any current or future financial consideration to any third party, with respect to any exercise of rights by the Company in the Intellectual Property.  The Company has not entered into any license agreements or other arrangements granting any third party exclusive rights to or under any Intellectual Property owned by the Company or granting to any third party the right to sublicense any Intellectual Property owned or licensed by the Company.

(e)           Except as set forth on Schedule 3.9, no claims have been asserted against the Company or, to the knowledge of the Company, Stockholder and Principals threatened by any Person within the last ten (10) years: (i) challenging the validity, enforceability, effectiveness or ownership by the Company and/or Stockholder of any of the Intellectual Property owned or licensed by the Company; or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of such Intellectual Property by Stockholder, the Company or by any Person on behalf of the Company infringes or will infringe on any Intellectual Property or other proprietary right of any Person.  To the knowledge of the Company, Stockholder and Principals there does not exist any valid basis for a claim of the type set forth in the preceding sentence.

(f)           To the knowledge of the Company, Stockholders and Principals there is no unauthorized use, infringement, or misappropriation of any of the Intellectual Property owned by the Company by any Person (including without limitation, any employee or former employee).

(g)           The Company and/or Stockholder has secured from all Persons (including employees) who have created any portion of, or otherwise have any rights in or to, the Intellectual Property owned by the Company, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company to the extent necessary to vest valid title in such Intellectual Property in, or to require the assignment of such Intellectual Property to, the Company.  No current or former employee of the Company or Stockholder has any interest in any item of Intellectual Property.

(h)          The consummation of the transactions contemplated hereby will not adversely affect any rights of the Company with respect to the Intellectual Property.

(i)           The Company and Stockholder have taken commercially reasonable measures to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Business Know-How, Trade Secrets and other confidential information owned or used by the Company.

3.10         Litigation; Orders.  Except as set forth on Schedule 3.10, there are no claims, actions, suits, proceedings, grievances, arbitrations, investigations or inquiries pending or, to the best knowledge of Company, Stockholder and Principals, threatened, at law or in equity or before or by any federal, state, local, foreign or other governmental department, commission, board, arbitrator(s), agency, instrumentality or authority by or against Company, Stockholder or Principals (or any of them) which:  (i) restrain or prohibit or which may restrain or prohibit, or otherwise affect, the consummation of the transactions contemplated hereby; (ii) affect or which may affect Company with respect to the Merger; or (iii) affect or might affect the Business, operations, condition (financial or otherwise), liabilities, assets, earnings or prospects of Company.  Neither Company nor any of its property or assets is subject to any judgment, arbitration award, order or decree. There are no petitions pending by, against or on behalf of Company, Stockholder or Principals under any applicable bankruptcy or insolvency laws.

3.11         Licenses and Permits; Compliance.

(a)           Licenses and Permits.  Schedule 3.11A contains a complete and accurate list of all material licenses, permits, approvals and other authorizations of any Governmental Authority that are necessary in order to enable Company to conduct its Business as it is now being conducted (the “Licenses and Permits”). Each of the Licenses and Permits is valid and in full force and effect. Except as set forth in Schedule 3.11A, (i) Company and/or Stockholder is and at all times has been in full compliance with all of the terms and requirements of each License and Permit; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time), constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any License or Permit, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any License or Permit; (iii) Company and Stockholder have not received any notice or other communication from any Governmental Authority or other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any License or Permit, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any License or Permit; and (iv) all applications required to be filed for renewal of the Licenses and Permits have been filed on a timely basis with the appropriate Governmental Authorities. The Licenses and Permits collectively constitute all of the licenses, permits, approvals and other authorizations of any Governmental Authority that are necessary in order to enable Company to conduct its Business as it is now being conducted

(b)           Compliance (Non-Environmental).  Except as set forth in Schedule 3.11B, Company and Stockholder and their respective officers, directors and employees have materially complied and are in material compliance with all laws, regulations and ordinances that are applicable to the Business as now being conducted or are applicable to any of their assets or properties, including, without limitation, all laws, regulations and ordinances relating to or regulating the safe and proper conduct of business, consumer protection, trade practices, franchises, licensing requirements, environment, wage and hour, debt collection, antitrust, taxes, currency exchange, equal opportunity, public accommodation and services, sanitation, fire, zoning, building, labor, occupational health and safety, pension, securities, trademark or copyright. Neither Company nor Stockholder has received notification in the last five (5) years of any asserted present or past failure to so comply; and, there are no actions threatened or likely to be commenced against Company or Stockholder alleging any material violation of or non-compliance with any of such laws, regulations or ordinances.  Attached as Schedule 3.11B are all reports relating to the Business or the Premises received within the last three (3) years by Stockholder or Company from any Governmental Authority or from any consultants regarding compliance with the regulations of the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the Environmental Protection Agency or the U.S. Department of Labor or any equivalent state agency. The terms and conditions and circumstances of the employment of employees of Company and Stockholder, including former, leased and inactive employees, comply, and at all times have complied, to the extent material, with applicable laws and regulations (including any federal, state or local laws relating to taxation, employee benefits, wage-hour, health and safety, nondiscrimination and labor relations).

(c)           Compliance (Environmental).  Company and Stockholder are and have been in compliance with all Environmental and Health Laws affecting the Business. Neither Company nor Stockholder has received no notification that it is not in compliance with any Environmental and Health Law. No event has occurred and no condition exists which might give rise to any Environmental Health and Safety Liabilities.

3.12         Status of Contracts.

(a)           Status. Except as listed on Schedule 3.12A and except for purchase orders made in the ordinary course of business, Company is not party to and is not bound by any contract which is not terminable by Company upon thirty (30) days written notice without penalty, whether or not in the ordinary course of business, and including, without limiting the generality of the foregoing, leases, mortgages, union contracts, employment agreements, pension, retirement or welfare agreements (whether oral or written, formal or informal) or "employee benefit plans," as defined in Section 3(3) of the Employment Retirement Security Act of 1975, as amended ("ERISA") including any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA (a "Multi-employer Plan,") or any other employee benefit arrangements or payroll practices (whether or not qualified for Federal income tax purposes, whether or not funded, whether formal or informal, whether for the benefit of a single individual or more than one individual and whether for the benefit of current or former employees or their beneficiaries), including, without limitation, severance, pension, retirement, profit sharing, deferred compensation, stock purchase, stock option, restricted stock, stock appreciation rights, incentive, bonus or other similar plans, hospitalization, medical, vision, dental or other health plans, sick leave, vacation pay, salary continuation for disability, consulting or other compensation arrangements (the "Plans") maintained, or contributed to, by Company, agreements for the sale or distribution of its services or products, vendor contracts, supply contracts, license agreements, service agreements and other agreements or instruments. There have been and are no material defaults under any contract to which Company is a party, nor has any event occurred which, after the giving of notice or, with the passage of time, or both, would constitute a material default under any such contract.  All such contracts are valid and binding and in full force and effect; Company has complied with the provisions of its contracts in all  respects and no notice of a claimed breach has been received by Company. Except as set forth in Schedule 3.12B, the Merger and the consummation by Company of the transactions herein contemplated will not conflict with, or result in a breach, violation, termination or modification of, any of the terms of any contract, agreement or other instrument to which Company is a party or by which Company or any of its properties is or may be bound, or constitute a default thereunder which would prevent or interfere with the Merger or the consummation of the transactions herein contemplated.

(b)           Scale.  Except as set forth in Schedule 3.12C, Company is not party to or bound by any contract which is material to its Business, operations, financial condition or prospects or which involves, or is reasonably likely to involve, the expenditure or receipt by Company after the date of the balance sheet for the year ended June 30, 2010 in the Financial Statements of more than $10,000. Except as set forth in Schedule 3.12B, the legal enforceability after the Closing Date by Company of its contracts will not be effected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)           Normality. No purchase commitment of Company, or by which Company is bound, is in excess of the normal, ordinary and usual requirements of the Business or is at an excessive price.

(d)           Other Material Agreements. Except as set forth in Schedule 3.12D, Company is not a party to or bound by (i) any contract (other than this Agreement) with Stockholder or former stockholders or any Person known to Company to be an Affiliate or Associate of Stockholder or Principals other than those set forth in Schedule 3.23, (ii) any contract with officers, employees, agents, consultants, advisors, sales people, sales representatives, distributors, dealers, or employee lessors that are not cancelable by Company at will without liability, penalty or premium, (iii) any contract providing for the payment of any bonus or commission based on sales or earnings, (iv) any contract that contains any severance or termination or change in control pay liability or obligation, (v) any contract for the purchase or sale of any security (other than this Agreement), (vi) any contract for the borrowing of money (or guarantee of indebtedness), (vii) any contract for leasing personal property which requires annual payments in excess of $5,000 or the term of any of which exceeds one (1) year, (viii) any contract relating to express product or service warranties, (ix) any contract containing a covenant not to compete by Company, Stockholder or Principals, (x) any contract granting a Lien, security interest or other material encumbrance on any property or assets of Stockholder or Company, (xi) any contract providing for exclusive purchases by or from Company or Stockholder or containing a requirement purchase obligation, (xii) any contract providing for administration, service, utilization review, adjustment, claims management or similar functions relating to insurance, litigation or Plans, or (xiii) any contract for the sale of any of the assets, property or rights of Company outside of the ordinary course of business, except as contemplated by this Agreement.

(e)           Power of Attorney. Neither Stockholder nor Company nor any director, officer or stockholder of Stockholder or Company Company has given any power of attorney (whether revocable or irrevocable) to any Person relating to Company or its Business that is or may hereafter be in force for any purpose whatsoever.

(f)           Pension Obligation. Company is not paying, nor has it any obligation to pay, any pension, deferred compensation or retirement allowance to any Person.

True, complete and correct copies of each of the contracts referred to in this Section 3.12 or expressly referred to in the notes to the Financial Statements have heretofore been provided to Parent by Company.

3.13         [RESERVED]

3.14         Customers and Vendors.  Neither Stockholder nor Company has received notice that, and neither Company, Stockholder nor Principals have any knowledge or reason to believe that, any vendor or any customer of Company does not plan to continue to do business with Company, or plans to reduce its sales to or volume of orders from Company or will not do business on substantially the same terms and conditions with Company subsequent to the Closing Date as such vendor or customer did with Company before such date.  Neither Company, Stockholder nor Principals will take any action to influence its customers or vendors to change or reduce their volume of business activity with Company after the Closing Date.

3.15         Taxes.  Except for Taxes which are being contested in good faith by appropriate proceedings and are listed on Schedule 3.15 and except for Taxes which are accrued on the balance sheets which are part of the Financial Statements and are listed on Schedule 3.15 and except as otherwise listed on Schedule 3.15, Company and Stockholder have paid all Taxes required to be paid by them through the date hereof and through the Closing Date.  Except as set forth on Schedule 3.15, Company and Stockholder have timely filed all returns, reports and other documents and furnished all information required or requested by any federal, state or local governmental agency with respect to their Business or properties (except for tax returns not yet due), and all such returns, reports and other documents and all such information are true, correct and complete.  No audit of any of the foregoing is in progress, and no extension of time with respect to the date of filing of any of the foregoing is in force, and no deficiencies or other additions to any of the Taxes, including any assessments, interest or penalties thereon, accrued for, applicable to or arising from any period ending on or prior to the date of this Agreement have been proposed, other than as set forth on Schedule 3.15.  No waiver or agreement by Company or Stockholder is in force for the extension of time for the assessment or payment of any of the Taxes. All deficiencies or other additions to any of the Taxes, including any assessments, interest or penalties thereon, accrued for, applicable to or arising from any period ending on or prior to the date hereof have been timely paid when due prior to the date hereof or have been assumed on the balance sheets which are a part of the Financial Statements.  For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, value added, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States, the State of Ohio, any other state or any  municipality, or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

3.16         Employees; Benefit Plans.

(a)           Employees.  Listed on Schedule 3.16A are the names of all officers, directors and employees (including leased employees) of Company together with their respective wage rates and rates of total compensation. Company and Stockholder have paid in full to their employees (and to any employee lessor), agents and contractors all wages, salaries, commissions, bonuses and other direct compensation as of the date of this Agreement and as of the Closing Date due for all services performed by them except for commissions due and payable in the ordinary course of business.  Schedule 3.16A sets forth a summary of all grievances, claims, actions, suits, proceedings, arbitrations, investigations or inquiries in connection with or relating to employment practices of Stockholder and Company under applicable law instituted or threatened within the past five (5) years or currently pending by or against Company or Stockholder. Company is not liable for any severance pay or other payments on account of termination of present or former employees (including leased employees), nor will any severance payments or other payments (including employee lease termination or penalty payments, unemployment compensation, "golden parachute" or otherwise) become payable as a consequence of the transactions contemplated herein. Company and Stockholder have complied with all applicable federal and state laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, discrimination and civil rights and the withholding and payment of social security and similar taxes and are not liable for any arrears, wages or any such taxes or penalties for failure to comply with any of the foregoing. There is no labor strike, dispute, slowdown, stoppage or lockout pending or threatened against or affecting Company. No representation question exists respecting the employees or any strike, work stoppage or other labor difficulty. There are no unfair labor practice charges, complaints or proceedings pending or threatened against or involving Company or Stockholder; there are no claims, complaints or proceedings involving breach of contract, tortious interference with contract rights, violation of any state's unfair competition or unfair trade practice or trade secret statute; there is no organizing activity involving Company or Stockholder pending or threatened by a labor union or group of employees; there are no representation proceedings pending with the National Labor Relations Board and no labor organization or group of employees has made a demand for recognition. Company and Stockholder are not subject to any collective bargaining agreement.  Except as set forth in Schedule 3.16A, Company and Stockholder have had no layoffs or recalls during the past ten (10) years.  Schedule 3.16A sets forth the name of each employee and his or her accrued vacation or leave payments due.

(b)           Benefit Plans.  The Company is not a party to, and does not maintain or contribute to, nor is it required to maintain or contribute to, any Plans.

3.17         Insurance.  Schedule 3.17 sets forth all policies or binders of fire, liability, worker's compensation, vehicular, disability, employee liability, business interruption, product liability, health, or other insurance (including medical self-insurance) held by Company relating to, on behalf of or covering the Business of  Company (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000.00).  Such policies and binders are in full force and effect.  Company is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth on Schedule 3.17, there are no outstanding unpaid claims under any such policy or binder. Company has not received a notice of cancellation or non-renewal of any such policy or binder. Neither Company, Stockholder nor Principals have any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.  Schedule 3.17 also sets forth Stockholder’s and Company 's loss experience for the last three (3) years relating to product liability, worker's compensation and property damage and health and medical coverage.

3.18         Subsidiaries; Competing Interests.  Neither Stockholder, Company nor Principals directly or indirectly, own any capital stock or other equity securities of any corporation, limited liability company, partnership, association, trust, joint venture or other entity or business or have any direct or indirect equity, partnership or other ownership interest in any business except for stock of companies publicly traded on the New York or American Stock Exchange or the Nasdaq Stock Market, not to exceed 5% of the total outstanding shares of such companies.  Excluding stock of publicly traded companies referred to in the preceding sentence, neither Company, Stockholder nor Principals have any interest, directly or indirectly, in any corporation, partnership, association, proprietorship, or any other entity or business which is engaged in a similar business, or is a competitor of, or a vendor to or customer of, Company.

3.19         No Pending Transactions.  Except for the transactions contemplated by this Agreement, Company and Stockholder are not a party to or bound by or the subject of any agreement, undertaking or commitment to: (i) merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or Person which would in any way affect the Business of Company; or, (ii) sell, lease or exchange all or substantially all of Company's property and assets to any other corporation or Person, or enter into any other transaction which would in any way materially and adversely affect the Business or prospects of Company or affect the Merger or the transactions contemplated hereby.

3.20         Broker's or Finder's Fees.  No agent, broker, person or firm acting on behalf of Company, Stockholder or Principals is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto in connection with any of the transactions contemplated herein. Company, Stockholder and Principals hereby, jointly and severally, indemnify and hold Parent and Sub harmless for any cost, expense or damage relating to the fee to said broker.

3.21         Representations Regarding the Common Stock. Stockholder represents, certifies and warrants to Parent that:

(a)           it is an "accredited investor" as defined by Regulation D promulgated under the Securities Act by reason of the fact that all of the Principals are accredited investors;

(b)           it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the New Parent Shares.  Stockholder has received copies of Parent’s Form 10-K filed April 15, 2010, Form 8-K filed May 5, 2010, Form 10-Q filed May 17, 2010, Form 8-K filed May 18, 2010, Definitive Form 14C filed June 22, 2010, Form 8-K filed July 21, 2010, Form 8-K/A filed July 29, 2010, Form 10-Q filed August 16, 2010, Form 8-K filed August 17, 2010, Form 8-K filed October 20, 2010, Form 8-K filed November 12, 2010, Form 10-Q filed November 15, 2010 and Form 8-K filed November 16, 2010 (the "SEC Reports"). Stockholder recognizes that acquisition of the New Parent Shares involves certain risks and has taken full cognizance of and understand such risks.  In deciding whether to acquire the New Parent Shares pursuant to this Agreement, Stockholder has weighed these risks against any perceived benefits of owning the New Parent Shares;

(c)           Stockholder has had the opportunity to perform such due diligence regarding Parent as he has deemed necessary and to ask questions of, and receive answers from, management of Parent and has sought and received such accounting, legal and tax advice as Stockholder has considered necessary to make an informed investment decision with respect to the New Parent Shares;

(d)           Stockholder is aware that no federal or state agency has made any finding or determination as to the fairness of the New Parent Shares nor has any agency made any recommendation or endorsement of the New Parent Shares;

(e)           during the last ten years, Stockholder has not been:

(i)           convicted of nor pleaded nolo contendere to any felony or misdemeanor in connection with the purchase or sale of any security or in connection with the making of any false filing with the Securities and Exchange Commission ("SEC") or any state securities administrator, or of any felony involving fraud or deceit, including but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny, conspiracy to defraud or theft;

(ii)           subject to any order, judgment, or decree of any court of competent jurisdiction temporarily or preliminary restraining or enjoining, or are subject to any order, judgment, or decree of any court of competent jurisdiction, permanently restraining or enjoining that person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or in connection with the making of any false filing with the SEC or any state securities administrator;

(iii)         subject to a United States Postal Service false representation order; or

(iv)         subject to any state administrative order entered by a state securities administrator in which fraud or deceit was found;

(f)           Stockholder is acquiring the New Parent Shares for its own account and not with a view to resale or distribution and no agreements, arrangements or understandings exist with respect to the transfer, sale, voting or disposition of such securities;

(g)           Stockholder understands that stop transfer instructions relating to the New Parent Shares will be placed in Parent's stock register and that the certificates representing New Parent Shares will bear legends which shall read:

"THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION REASONABLY ACCEPTABLE TO THE COMPANY."

(h)          Stockholder realizes that (i) the acquisition of the New Parent Shares is a long-term investment; (ii) Stockholder must bear the economic risk of such investment until the restrictive Holding Period expires and until it is otherwise able to sell such shares in accordance with Rule 144 under the Securities Act,  and because the New Parent Shares have not been registered under the Securities Act or any similar state law, they cannot be sold unless so registered or an exemption from registration is available; and

(i)           Stockholder believes that an investment in the New Parent Shares is suitable for it based upon its investment objectives and financial needs and Stockholder has adequate means of providing for its current financial needs and has no need for liquidity of their investment with respect to the New Parent Shares.

3.22         Ownership of Parent Common Stock.  Except as set forth in Schedule 3.22, as of the date hereof, neither Company nor Stockholder nor Principals nor any of their Affiliates or Associates, (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Parent Common Stock.

3.23         Transactions With Affiliates.  Other than this Agreement and except as set forth on Schedule 3.23, Company is not bound by or a party to any contract with, does business with or has any obligations or liabilities to Stockholder or Principals or any Affiliate or Associate of Stockholder or Principals.  As used in this Agreement, an "Affiliate" of, or a Person "Affiliated" with, a specified person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  Moreover, as used in this Agreement, the term "Associate" used to indicate a relationship with any Person, means: (a) any corporation or organization (other than Company) of which such Person is an officer, director, or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the corporation or organization or any of its parents or subsidiaries.

3.24         Bank Accounts.  Schedule 3.24 sets forth the names and locations of all banks or other financial institutions in which Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.  At the Closing, Company will deliver to Parent copies of all records, including all signature or authorization cards pertaining to such bank accounts and safe deposit boxes and will take all actions necessary to assure that effective immediately subsequent to the Closing and, at such time, no Person determined by Parent to be unauthorized shall have the authority to access such accounts or safe deposit boxes or draw on such accounts.

3.25         Correct Information.  All representations, warranties, covenants, schedules, exhibits, documents, certificates, reports or statements furnished or to be furnished to Parent by or on behalf of Company, Stockholder or Principals in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects.  Without limiting the specificity of such representations or warranties made in this Agreement or information furnished pursuant hereto to Parent, neither Company, Stockholder nor Principals has failed to disclose to Parent any facts material to the Business, operations, condition (financial or otherwise), liabilities, assets, earnings, working capital or prospects of Company. The representations set forth in this Article 3.0 do not contain any untrue statements of material fact nor omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

Article 4.0  Representations and Warranties of Parent.

Parent hereby represents and warrants to Stockholder as follows:

4.1           Structure; Status.

(a)           The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent preferred stock, $.001 par value par share ("Parent Preferred Stock"), of which 200,000 shares have been designated as Series A Preferred Stock, and of which 625,000 shares have been designated as Series B Preferred Stock. As of February 1, 2011, there were 10,411,052 shares of Parent Common Stock issued and outstanding, and there were -0- shares of Parent Series A Preferred Stock outstanding and 368,862 shares of Parent Series B Preferred Stock issued and outstanding.  All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Parent Common Stock has been issued in violation of the preemptive rights of any person, firm or entity.

(b)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full power and authority to carry on its business as it is now conducted and to own, lease and operate the property and assets that it now owns, leases and operates and to execute and deliver this Agreement and to perform the transactions contemplated hereby.

(c)           Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has full power and authority to carry on its business as it is now conducted and to own, lease and operate the property and assets that it now owns, leases and operates and to execute and deliver this Agreement and to perform the transactions contemplated hereby.

4.2           Authority; No Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Parent and Sub have been duly and effectively authorized by all necessary corporate action of Parent and Sub, respectively, and this Agreement is and will be a valid and legally binding obligation of Parent and Sub, respectively, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies subject to the discretion of the court.  A certified copy of the resolutions of the Boards of Directors of Parent and Sub will be delivered to Company, and such copies will be complete and correct and such resolutions will be in full force and effect on the date thereof.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent and Sub will not: (i) require the approval or consent of any governmental or regulatory body, except for compliance with applicable federal and state ("blue sky") securities laws in connection with the issuance of the New Parent Shares pursuant to this Agreement and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; and the filing of a Current Report on Form 8-K with the SEC to report the Merger; (ii) require the approval or consent of any other person or entity except for the approval of the Merger by Parent as the sole stockholder of Sub; (iii) violate any provision of Parent's or Sub's Certificate of Incorporation or Bylaws; or (iv) violate any statute, law or regulation as such statute, law or regulation relates to Parent or Sub.

4.3           Broker's or Finder's Fees.  No agent, broker, person or firm acting on behalf of Parent or Sub is, or will be, entitled to any commission or broker's or finder's fees from Parent or Sub in connection with any of the transactions contemplated herein.

4.4           Litigation; Orders.  There are no claims, actions, suits, or proceedings, grievances, arbitrations, investigations or inquiries pending or, to the best knowledge of Parent, threatened, at law or in equity or before or by any federal, state, local, foreign or other governmental department, commission, board, arbitrator(s), agency, instrumentality or authority by or against Parent which restrains or prohibits or which may restrain or prohibit or otherwise affect, the consummation of the transactions contemplated hereby.

4.5           Authorized Parent Common Stock.  Parent has sufficient authorized shares of common stock in order to issue the New Parent Shares to Stockholder pursuant to the terms of this Agreement. The New Parent Shares to be issued to Stockholder pursuant to this Agreement shall, when issued, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens of Parent.

4.6           Accuracy and Completeness of Reports.  Parent has delivered to Stockholder the SEC Reports. The SEC Reports do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

Article 5.0  Covenants.

5.1           Public Announcements.  Company and Parent will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or judicial or administrative process.

5.2           Indemnification.

(a)   Indemnification by Stockholder and Principals.  Stockholder and Principals jointly and severally agree to indemnify and hold Parent and Sub, and Company from and after the Effective Time, and their respective officers, directors, employees and agents, and their respective heirs, successors and assigns (collectively, the "Parent Group"), harmless against, and to reimburse Parent Group for any Damage or Tax imposed on or incurred by any of the Parent Group (a "Parent Loss") because of or arising from or related to or in connection with: (i) any breach of any of Company's, Stockholder’s or Principals’ representations or warranties under this Agreement or under any other agreement referred to herein or contemplated hereby to which Company, Stockholder or any Principal is a signatory; (ii) any failure to perform or violation of any agreement or covenant on the part of Company, Stockholder or any Principal under this Agreement or under any other agreement referred to herein or contemplated hereby to which Company, Stockholder or any Principal is a signatory; (iii) any claims arising out of, relating to or in connection with the Business of Company prior to, and including, the Closing Date (including without limitation any claims relating to the products and/or services sold by Company prior to and including the Closing Date or relating to the employment practices of Company); (iv) any Damages or Tax caused by Company, Stockholder or any Principal resulting from any investigation, suit, action or other proceeding by or before any Governmental Authority which seeks Damages or Taxes or to restrain, modify, prohibit or revoke, or seeks other relief in connection with, the consummation of this transaction due to fault or liability of Company,  Stockholder or any Principal; and (v) any and all actions, suits, proceedings, demands, assessments, judgments, out-of-pocket costs and reasonable attorneys' fees (in preparation, at trial and on appeal) of any nature incident to the foregoing.

(b)           Indemnification by Parent.  Parent agrees to indemnify and hold Stockholder and Principals, and Company prior to the Effective Time, and (as applicable) their respective officers, directors, employees and agents, and their respective heirs, successors and assigns (collectively, the "Stockholder Group"), harmless against, and to reimburse Stockholder Group for any Damage or Tax imposed on or incurred by any of Stockholder Group (a "Stockholder Loss") because of or arising from or related to or in connection with:  (i) any breach of any of Parent's representations or warranties under this Agreement or any other agreement referred to herein or contemplated hereby; (ii) any failure to perform or violation of any agreement or covenant on the part of Parent or Sub under this Agreement or any other agreement referred to herein or contemplated hereby; (iii) any claims arising out of, or relating to or in connection with the Business of the Company subsequent to the Closing Date (including without limitation any claims relating to the products and/or services sold by Company after the Closing Date) except for any claims resulting from the action or non-action of any Principal acting in his capacity as officer or employee of Company after the Closing Date; (iv) any Damage or Tax caused by Parent resulting from any investigation, suit, action or other proceeding by or before any Governmental Authority which seeks Damages or Taxes or to restrain, modify, prohibit or revoke, or seeks other relief in connection with, the consummation of this transaction due to fault or liability of Parent; (vi) any Transaction Tax Costs; and (vi) any and all actions, suits, proceedings, demands, assessments, judgments, out-of-pocket costs and reasonable attorneys' fees (in preparation, at trial and on appeal) of any nature incident to the foregoing.

(c)           Limitations on Indemnification.

(i)           For purposes of this Agreement, the term “Core Representations” means the representations made in the following Sections of this Agreement: 3.1 (Capitalization; Status and Qualification), 3.2 (Authorization; Approval), 3.15 (Taxes),  3.16 (Employees; Benefits), 3.20 (Broker’s or Finder’s Fees), 3.21 (Representations Regarding Parent Common Stock), 4.1 (Structure; Status), 4.2 (Authority; No Conflict), 4.3 (Broker’s or Finder’s Fees), and 4.5 (Authorized Parent Common Stock).

(ii)           Notwithstanding anything contained in this Agreement to the contrary: (X) in no event shall Stockholder or Principals be liable for Parent Losses pursuant to clause (i) of Section 5.2(a) hereof until the aggregate amount of such Parent Losses exceeds $25,000, in which case Stockholder and Principals shall be liable for all of such Parent Losses; and (Y) in no event shall Parent be liable for Stockholder Losses pursuant to clause (i) of Section 5.2(b) hereof until the aggregate amount of such Stockholder Losses exceeds $25,000, in which case Parent shall be liable for all of such Stockholder Losses; provided, however, that the limitation contained in this Section shall not apply to Parent Losses or Stockholder Losses, as the case may be, arising out of or resulting from fraud or any breach of a Core Representation.

(iii)          Notwithstanding anything contained in this Agreement to the contrary: (X) in no event shall Stockholder or Principals be liable for Parent Losses pursuant to clause (i) of Section 5.2(a) hereof in an aggregate amount in excess of $500,000 ; and (Y) in no event shall Parent be liable for Stockholder Losses pursuant to clause (i) of Section 5.2(b) hereof in an aggregate amount in excess of $500,000; provided, however, that the limitation contained in this Section shall not apply to Parent Losses or Stockholder Losses, as the case may be, arising out of or resulting from fraud or any breach of a Core Representation.

(iv)          Notwithstanding anything contained in this Agreement to the contrary: (X) in no event shall Parent be liable for Stockholder Losses pursuant to clause (v) of Section 5.2(b) hereof in an aggregate amount in excess of $100,000; and (Y) in no event shall Parent be liable pursuant to Section 5.2(b) hereof for any out-of-pocket costs or attorneys’ fees incurred by any member of the Stockholder Group in connection with any Transaction Tax Costs.

(d)           Notice.  The indemnified Party shall promptly notify the indemnifying Party of any claim that is reasonably likely to give rise to a claim for indemnification under this Agreement (a "Damage Claim") asserted by such Party or by a third party, stating, to the extent known, with detailed specificity the nature and basis of the Damage Claim.  The failure to give promptly any such notice shall not relieve the indemnifying Party from any liability hereunder with respect to the subject matter of any Damage Claim except to the extent that the indemnifying Party has actually been damaged by such failure. If the indemnifying Party shall have confirmed in writing its obligation to indemnify for any liability asserted in any Damage Claim, the indemnifying Party shall have, at its election, the right to compromise or defend such Damage Claim involving the assertion of liability by a third party at the indemnifying Party's sole expense, through counsel chosen by it, provided that, in conducting such defense, settlement and compromise:  (i) the indemnifying Party shall not permit to exist any lien, encumbrance or other adverse charge upon any asset or business of the indemnified Party; (ii) the indemnifying Party shall cause its counsel to consult with the indemnified Party and, if applicable, the indemnifying Party's counsel and keep them fully advised of the progress of the defense, settlement and compromise; and (iii) the indemnifying Party shall promptly reimburse the indemnified Party for the full amount of any Damages resulting from such Damage Claim, as incurred, except to the extent otherwise provided herein.  If the indemnifying Party is required hereunder or elects to conduct the defense of such Damage Claim, the indemnified Party shall cooperate with the indemnifying Party in connection therewith and shall be entitled to participate in the defense thereof and to appoint counsel for that purpose, except that the cost of any such participating counsel shall be solely for the account of the indemnified Party and the indemnifying Party shall have no responsibility therefor unless: (i) the indemnifying Party shall have disputed its potential liability under the alleged Damage Claim or shall not have notified the indemnified Party that it will assume the defense of such Damage Claim and shall not have designated counsel reasonably acceptable to the indemnified Party within a reasonable time of the notice of such Damage Claim; or (ii) the named parties to any proceeding with respect to such Damage Claim (including any impleaded parties) include both the indemnified Party and the indemnifying Party and representation of both parties by the same counsel would be, in the opinion of counsel selected by the indemnifying Party, inappropriate due to actual or potential differing interests between them.  As long as the indemnifying Party is contesting any such Damage Claim in good faith in accordance with the foregoing requirements, the indemnified Party shall not pay or settle any such Damage Claim.  Notwithstanding the foregoing, the indemnified Party may pay or settle any such Damage Claim at any time, provided that the indemnified Party waives any right to indemnity therefor by the indemnifying Party.

(e)  Defense.  In the event that the indemnifying Party fails within thirty (30) calendar days after the receipt of notice of such Damage Claim to notify the indemnified Party and to confirm in writing its obligation to indemnify for any liability in such Damage Claim, the indemnified Party shall have the right to defend, settle or compromise the Damage Claim in its discretion; provided, however, that the indemnifying Party shall have the right to participate in the defense of such Damage Claim at its own expense.  The indemnifying Party shall promptly reimburse the indemnified Party for the full amount of any Damages resulting from such Damage Claim and any defense, settlement or compromise thereof and all reasonable related costs incurred by the indemnified Party, subject to the limitations set forth in Section 5.2(c).

(f)           Nonexclusive Remedy.  The indemnification provisions in this Agreement shall not be deemed to preclude the exercise of any other rights or the pursuit of any other remedies for the breach of this Agreement or with respect to any misrepresentations or breaches of representations, warranties or covenants by either Stockholder, on the one hand, or Parent on the other hand.

5.3           Stockholder Tax Return.  The Stockholder, at its expense, shall prepare and timely file, or cause to be prepared and timely filed, the Stockholder’s federal income tax return for the year or tax period which includes the Closing Date (the “Closing Tax Return”).  The Closing Tax Return shall be prepared on a basis that is consistent with the positions that (i) the Merger constitutes a tax free “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the consideration paid in the Tangible Property Transaction does not constitute Merger Consideration under this Agreement (the “Reorganization Positions”).  The Stockholder shall provide the Parent with a draft copy of the Closing Tax Return at least 30 days prior to the date the Closing Tax Return is due or is otherwise to be filed.  The Parent shall have the right to review and comment on the Closing Tax Return, and the Stockholder shall make any changes to the Closing Tax Return requested by the Parent that are reasonably consistent with the Reorganization Positions or otherwise permissible under applicable law.

Article 6.0  General Matters.

6.1           Survival of Representations and Warranties and Related Agreements.  All of the terms, conditions, warranties, representations, covenants, indemnities and agreements contained in or made pursuant to this Agreement shall survive the Closing as set forth below, notwithstanding any investigation made by or knowledge of any of the Parties to this Agreement or any of their respective successors or assigns.  Except as otherwise provided herein, the representations and warranties to the extent not otherwise stated in this Agreement, shall survive the Closing for a period of three (3) years after the Closing Date, provided however that: (i) claims with respect to fraud and breaches of Core Representations shall survive indefinitely; and (ii) in the case of claims relating to (X) litigation, and (Y) any Environmental and Health Law, such claims may be brought until the date that the applicable statute of limitations has ended, after giving effect to all tolling periods or extensions to such applicable statutes of limitations available at, or imposed by, law or equity.  All covenants of the Parties that are to be performed after Closing shall continue and expire in accordance with their respective terms.  If at the end of any of such period or term, a claim has been asserted hereunder and still is pending or unresolved, such period or term shall continue to survive until the claim finally is terminated or otherwise resolved.

6.2           Covenant Not to Disclose.  Stockholder and each Principal hereby covenants and agrees, that as the direct or indirect owner and operator of the Business of Company, it or he possesses certain data and knowledge of operations of the Business of Company which are proprietary in nature and confidential. Stockholder and each Principal covenants and agrees that it or he will not, and will direct each Stockholder and Company director, officer, employee (including leased employees) or agent not to, at any time after the Closing, reveal, divulge or make known to any person (other than Parent) or use for their own account or for the account of any person, firm, corporation or other organization, any confidential or proprietary customer list, vendor list, sales method, record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by Company or any Business Know-How or other confidential or proprietary information whatsoever relating to Company or, whether or not obtained with the knowledge and permission of Parent (exclusive of any information which at the time of disclosure is generally available to and known by the public or information which is required to be disclosed by administrative or judicial process of an agency or court of competent jurisdiction, other than as a result of any unauthorized disclosure by Company, Stockholder or any Principal).  Stockholder and each Principal further covenants and agrees that it or he shall not divulge any such confidential or proprietary information which it or he may acquire during any transition period in which he is employed or assists or consults with Parent or the Surviving Corporation to facilitate the transfer and the continued success of the Business of Company, and Stockholder and each Principal will hold such confidential and proprietary information in trust for the sole benefit of Parent and the Surviving Corporation and their respective successors and assigns as set forth herein.

6.3           Non-Interference Agreement.  Stockholder and each Principal will not, at any time after the Closing, directly or indirectly, for whatever reason, whether for their own account or for the account of any other Person:  (i) engage in any activity that would compete with the Business of the Surviving Corporation or the business of Parent in the market areas in which Parent and Company do business for a period of five (5) years from the Closing Date; (ii) solicit, employ or otherwise interfere with any of Company's or Parent's existing or potential contracts or relationships with any customer, Affiliate, employee, officer, director, supplier, vendor or any independent contractor whether the person is employed by or associated with Company or with Parent on the Closing Date or at any time thereafter; or (iii) solicit or otherwise interfere with any existing or proposed contract between Company or Parent and any other party whatsoever.

6.4           Employees.

(a)           [RESERVED]

(b)           Employment.  On the Closing Date, all employees of Company as of the Effective Time may, at the sole discretion of the Board of Directors of the Surviving Corporation, become employees of the Surviving Corporation as of the Effective Time, provided that neither Parent nor the Surviving Corporation shall have any obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Surviving Corporation a right to continuing employment with the Surviving Corporation after the Effective Time.

6.5           Adverse Conditions.  Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any third party or which would otherwise prevent or materially delay completion of the Merger.

6.7           Common Stock Restrictions.  The New Parent Shares to be received by the Stockholder will be “restricted securities” as defined in, and will be subject to restrictions on transferability and resale contained in, Rule 144 of the SEC under the Securities Act.

Article 7.0  Miscellaneous.

7.1           Further Assurances.  From time to time, and without further consideration, each of the Parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement, the Merger and the transactions referred to herein or contemplated hereby and to vest good, valid and marketable title to the assets transferred in connection herewith or reasonably requested by the other Party to perfect or evidence its rights hereunder.  Each Party will promptly notify the other Party of any information delivered to or obtained by such Party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations, warranties or covenants of any of the Parties to this Agreement.

7.2           Notices.  Any notices hereunder shall be deemed sufficiently given by one Party to another only if in writing and if and when delivered or tendered either in person or as of one (1) business day after sent by recognized overnight service for next day delivery, with all costs prepaid, or as of five (5) business days after deposit in the United States mail, registered or certified, with postage prepaid, addressed as follows:

If to Parent or Sub:

HealthWarehouse.com, Inc.
100 Commerce Boulevard
Cincinnati, Ohio 45140
Attention:  Lalit Dhadphale, President

and a copy to:

Kohnen & Patton LLP
201 East Fifth Street
Suite 800
Cincinnati, Ohio 45202
Attention:  Mark J. Zummo, Esq.

If to Company, Stockholder or Principals:

Dominic J. Bartone
535 South Dixie Drive
Vandalia, Ohio 45377

and a copy to:

Shipman, Dixon & Livingston Co., L.P.A.
215 West Water Street
Troy, Ohio 45373
Attn:      Robert Johnston, Esq.

or to such other address as the Party addressed shall have previously designated by written notice to the serving Party, given in accordance with this Section; provided, however, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by the Party to whom it is required or permitted to be given.

7.3           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

7.4           Severability.  Should any term or provision or portion of such provision of this Agreement be invalid or unenforceable because of the scope thereof or the period covered thereby or otherwise, such term, provision or portion of such provision shall be deemed to be reduced and limited to enable Parent or Stockholder or Company or the Surviving Corporation to enforce it to the maximum extent permissible under the laws and public policies applied under the jurisdiction in which enforcement is sought.  If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement which shall be construed to preserve, to the maximum permissible extent, the intent and purposes of this Agreement.  Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

7.5           Entire Agreement; Amendment.  This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto) is intended by the Parties to and does constitute the entire agreement of the Parties with respect to the transactions contemplated by this Agreement.  This Agreement supersedes any and all prior understandings, written or oral, between the Parties. If there is any question of interpretation or if there are or appear to be inconsistencies between this Agreement and any Schedule or Exhibit hereto, the terms of this Agreement shall govern. This Agreement may not be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by an authorized executive officer of the Party against which enforcement of the amendment, modification, waiver, discharge or termination is sought. No waiver of the breach of any provision or term of this Agreement shall be deemed or construed to be a waiver of other or subsequent breaches.

7.6           Assignment, etc.  The rights and obligations of any of the Parties to this Agreement may not be assigned without the prior written consent of the other Parties to this Agreement, and any assignment made in violation of the foregoing shall be void and have no legal effect.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, heirs, executors and administrators, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the Parties hereto.  All section headings used herein are for convenience and ease of reference only and do not constitute part of this Agreement and shall not be referred to for the purpose of defining, interpreting, construing or enforcing any of the provisions of this Agreement.  All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Party or Parties to this Agreement may require.  No other contract, agreement, instrument or document, including prior drafts of this Agreement, and no understandings or arrangements, written or oral, shall have any effect hereon and shall not be used to determine or interpret the meaning of this Agreement.

7.7           Payment of Expenses.  Other than as expressly provided elsewhere in this Agreement, whether or not the Agreement shall be consummated, all costs and expenses incurred in connection with this Agreement will be paid by the Party incurring such expenses.

7.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.9           Incorporation of Schedules and Exhibits.  The following Schedules and Exhibits identified in this Agreement are incorporated by reference herein:

Schedules:

3.2	Third Party Consents
3.4	Undisclosed Liabilities
3.5	Material Changes
3.6	Title to Assets
3.7	Real Property
3.9	Intellectual Property
3.10	Litigation
3.11A	Licenses and Permits
3.11B	Non-Compliance
3.12A	Contracts Not Terminable Within 30 Days
3.12B	Contracts Terminable as a Result of Merger
3.12C	Certain Significant Contracts
3.12D	Other Material Contracts
3.15	Taxes
3.16A	Employees
3.17	Insurance
3.22	Ownership of Parent Common Stock
3.23	Transactions With Affiliates
3.24	Bank Accounts

Exhibit:

A – Certificate of Merger

(Signatures appear on next page)

IN WITNESS WHEREOF, Parent, Sub, Company, Stockholder and Principals have caused this Agreement to be duly executed and delivered as of the date first above written.

HEALTHWAREHOUSE.COM, INC.		HOCKS ACQUISITION CORPORATION

By:	/s/ Lalit Dhadphale	By:	/s/ Lalit Dhadphale

Name:	Lalit Dhadphale	Name:	Lalit Dhadphale

Title:	President	Title:	President

HOCKS.COM, INC.		HOCKS PHARMACY, INC.

By:	/s/ Dominic Bartone	By:	/s/ Dominic Bartone

Name:	Dominic Bartone	Name:	Dominic Bartone

Title:	President	Title:	President

/s/ Dominic Bartone		/s/ Michael Nardini
DOMINIC BARTONE		MICHAEL NARDINI

/s/ Deborah Bartone
DEBORAH BARTONE